Exhibit 10.2

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”) is made and entered into as of July 17, 2026, by and among Alexander M. Woods-Leo, an individual (the “Seller”), and Stephen Ken Adair, an individual, or his designated acquisition entity (the “Buyer”). Seller and Buyer are sometimes individually referred to herein as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Seller is the record and beneficial owner of 88,000,000 shares of Common Stock, par value $0.001 per share, and 300,000 shares of Preferred Stock Series A of Invech Holdings, Inc., a Nevada corporation (the “Company” or “IVHI”); and

WHEREAS, the 88,000,000 shares of Common Stock represent a controlling interest in the Company, and the 300,000 shares of Preferred Stock Series A represent 100.000% of the total outstanding shares of Preferred Stock Series A of the Company (collectively, the “Target Shares”); and

WHEREAS, Buyer desires to purchase all of the Target Shares from Seller, and Seller desires to sell all of the Target Shares to Buyer, resulting in a full transfer of corporate control of the Company to Buyer upon the terms and conditions set forth herein; and

WHEREAS, as of the date hereof the Company owns certain primary operational assets, specifically including the SaaS property management marketplace platform, code base, system backend, administrative panels, and the primary domain name www.paragonrentals.ai (collectively, the “Paragon Assets”), which Paragon Assets are to be divested and spun out to Seller at and as a condition of the Closing as provided in Section 7 below; and

WHEREAS, the Buyer and the Seller have entered into that certain Escrow Agreement dated July 2, 2026, by and among the Buyer, the Seller, and Newlan Law Group, PLLC, with Eric Newlan acting as escrow agent (the “Escrow Agent”), governing the deposit, holding, and disbursement of the Purchase Price and the share transfer documentation related to this transaction (the “Escrow Agreement”);

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.  PURCHASE AND SALE OF SHARES

1.1 Sale of Target Shares. Subject to the terms and conditions of this Agreement, Seller hereby agrees to sell, assign, and transfer to Buyer at the Closing, and Buyer agrees to purchase from Seller, all of the Target Shares (consisting of 88,000,000 shares of Common Stock and 300,000 shares of Preferred Stock Series A), free and clear of all liens, charges, encumbrances, or adverse claims of any kind.

2.  PURCHASE PRICE AND PAYMENT

2.1 Total Purchase Price. The total purchase price for the Target Shares shall be Two Hundred Ninety Thousand Dollars (US $290,000) (the “Purchase Price”), payable in U.S. dollars at the Closing in accordance with the Escrow Agreement.

2.2 Payment Through Escrow. The Purchase Price shall be deposited with the Escrow Agent and shall be held and disbursed strictly in accordance with the terms of the Escrow Agreement, and the Escrow Agent shall disburse the Purchase Price to Seller in U.S. dollars upon completion of the Closing. The Parties acknowledge that the timing of deposits, the non-refundable deposit, the escrow fee, and the consequences of any failure to fund are governed exclusively by the Escrow Agreement.

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3.  CLOSING AND ESCROW CONDITIONS

3.1 Mechanics of Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall occur upon the satisfaction or waiver of the conditions set forth in this Agreement and the release of the Purchase Price and the share transfer documentation by the Escrow Agent in accordance with the Escrow Agreement, and shall occur on or before July 17, 2026, unless extended by the written consent of the Parties. This Agreement and the closing documents are delivered into escrow and shall become effective upon their release by the Escrow Agent at the Closing.

3.2 Escrow Release; Paragon Condition. The Escrow Agent shall release the Purchase Price to the Seller and the share transfer documentation to the Buyer in accordance with the Escrow Agreement. As a condition to the Closing and to the delivery by the Parties of any joint release instruction to the Escrow Agent, the Paragon Assignment (as defined in Section 7.2) shall have been fully executed by the Company, acting through its officers and directors in office immediately prior to the Closing, and delivered so as to be effective simultaneously with the release of the escrow. Neither Party shall deliver a release instruction to the Escrow Agent until the Paragon Assignment has been so executed and delivered, so that the transfer of the Paragon Assets to the Seller occurs simultaneously with, and as an integral and inseparable part of, the Closing.

3.3 Management and Board Transition. Buyer and Seller agree that, upon the Closing and the successful legal transfer of the Target Shares to the Buyer, the existing members of the board of directors and officers of the Company shall resign and the Buyer’s designated officers and managers shall be seated, in each case effected in compliance with any applicable notice and information-statement requirements under applicable securities laws, including Rule 14f-1 where applicable.

4.  CONDITIONS TO CLOSING

4.1 Conditions to Buyer’s Obligations. The obligations of Buyer to consummate the Closing are subject to satisfaction of each of the following conditions, any of which may be waived in writing by Buyer:

(a) Buyer shall be satisfied with the results of its due diligence review of the Company;

(b) there shall have been no material adverse change in the business, operations, assets, liabilities, or financial condition of the Company since the date of this Agreement;

(c) all representations and warranties of Seller shall be true and correct in all material respects as of the Closing Date;

(d) Seller shall have delivered all required share transfer documents in form and substance satisfactory to the Transfer Agent and the Escrow Agent;

(e) the Target Shares shall be free and clear of all liens and encumbrances at Closing; and

(f)  board control of the Company shall be transferred to Buyer at Closing.

4.2 Conditions to Seller’s Obligations. The obligations of Seller to consummate the Closing are subject to (a) the Escrow Agent holding the full Purchase Price in accordance with the Escrow Agreement, and (b) the execution and delivery of the Paragon Assignment effecting the transfer of the Paragon Assets to the Seller simultaneously with the Closing.

5.  REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer that:

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5.1 Authority. Seller has full legal authority to enter into and perform this Agreement.

5.2 Ownership of Shares. Seller is the lawful owner of the Target Shares, free and clear of all liens, pledges, encumbrances, claims, or restrictions of any kind.

5.3 Valid Issuance. The Target Shares have been duly authorized and validly issued, and are fully paid and non-assessable.

5.4 No Conflicts. Execution of this Agreement will not violate any agreement, instrument, order, judgment, or law to which Seller is a party or subject.

5.5 Litigation. To Seller’s knowledge, there is no pending or threatened litigation, claim, or governmental action that would materially affect the ability of Seller to complete this transaction, and there are no judgments, liens, or encumbrances outstanding against the Target Shares.

5.6 Transfer of Target Shares. The Target Shares are owned by Seller free of any preemptive rights, voting agreements, or restrictions of any kind that would restrict or impair the transfer of the Target Shares to Buyer or Buyer’s exercise of control following the Closing.

6.  REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer represents and warrants to Seller that:

6.1 Authority. Buyer has full legal capacity and authority to enter into and perform this Agreement.

6.2 Investment Intent. Buyer is acquiring the Target Shares for investment purposes and not with a view to public distribution in violation of applicable securities laws.

6.3 Financial Ability. Buyer has sufficient funds available to complete the Purchase Price obligations set forth herein and in the Escrow Agreement.

6.4 Acknowledgment of Paragon Spin-Out. Buyer expressly acknowledges that it has been informed, prior to signing this Agreement, that the Paragon Assets are being divested and spun out of the Company to the Seller at Closing, that the Paragon Assets do not form part of the consideration for this transaction, and that the Company will not retain the Paragon Assets following the Closing.

7.  SPIN-OUT OF PARAGON ASSETS AT CLOSING

7.1 Spin-Out at Closing. As a condition of, and effective simultaneously with, the Closing, the Company shall divest, assign, transfer, and convey all right, title, and interest in and to the Paragon Assets (including the domain www.paragonrentals.ai, the underlying platform software, code bases, system backend, administrative panels, logos, and all accompanying intellectual property) to the Seller, Alexander M. Woods-Leo, or to a separate entity designated by him, free and clear of all liens, charges, and encumbrances, and at no cost to the Seller. The Parties intend that the Paragon Assets shall not remain assets of the Company following the Closing.

7.2 Paragon Assignment; Escrow Linkage. As a closing deliverable, the Company, acting through its officers and directors in office immediately prior to the Closing, shall execute all assignments, bills of sale, domain registry transfer authorizations, and other instruments necessary to effectuate the complete and clean separation and conveyance of the Paragon Assets to the Seller or to a separate entity designated by him (collectively, the “Paragon Assignment”). The execution and delivery of the Paragon Assignment, effective simultaneously with the release of the escrow under the Escrow Agreement, shall be a condition to the Closing, so that the transfer of the Paragon Assets to the Seller occurs simultaneously with, and as an integral and inseparable part of, the Closing. The Buyer covenants that neither the Buyer nor the Company, nor any successor, reconstituted board, or incoming officer, shall revoke, impair, or interfere with the Paragon Assignment, and shall, upon the Seller’s request, execute and deliver any further instruments reasonably necessary to perfect, record, and give full effect to the transfer of the Paragon Assets to the Seller following the Closing, at no cost to the Seller.

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7.3 No Claim by Buyer; Permitted Action. Buyer hereby waives any and all claims, rights, or interests in or to the Paragon Assets and agrees that the Paragon Assets do not form part of the assets, business, or value of the Company being acquired pursuant to this Agreement. The divestiture of the Paragon Assets described in this Section 7 is hereby acknowledged and approved by Buyer as a permitted action and a condition of the Closing, and shall not constitute a breach of any representation, warranty, or covenant of Seller under this Agreement. Buyer acknowledges that the separation of the Paragon Assets may impact the Company’s subsequent shell or non-shell regulatory status, and waives any claim against Seller arising from or relating to the absence of the Paragon Assets from the Company following the Closing.

8.  COMPANY LIABILITIES; PAYMENT OF CORPORATE FEES

8.1 Satisfaction of Corporate Fees and Payables. On or prior to the Closing, Seller shall pay, satisfy, and discharge, at Seller’s sole cost and expense, all outstanding corporate fees, accounts payable, and other liabilities of the Company, including without limitation transfer agent fees, EDGAR and filing-agent fees, registered agent and annual state fees, and other vendor payables, such that the Company shall be delivered to Buyer free and clear of such liabilities as of the Closing.

8.2 Retained Legal Liability. Notwithstanding Section 8.1, the Parties expressly acknowledge and agree that all outstanding legal fees owed by the Company to Brunson Chandler & Jones, PLLC (the “Retained Legal Liability”), including the amounts reflected in the invoice dated June 1, 2026, shall remain a liability of the Company following the Closing and shall not be satisfied by Seller. Buyer acknowledges and accepts that the Retained Legal Liability shall remain a continuing obligation of the Company following the Closing, and this disclosure is made and accepted as a condition of the Closing. The Retained Legal Liability, having been disclosed to and accepted by Buyer, shall not give rise to any indemnification obligation of Seller.

9.  INDEMNIFICATION

9.1 Indemnification. Seller shall indemnify and hold harmless Buyer from and against any damages, losses, liabilities, costs, and expenses (including reasonable attorneys’ fees) arising from or related to any breach of any representation, warranty, or covenant of Seller contained in this Agreement. Buyer shall indemnify and hold harmless Seller from and against any damages, losses, or liabilities resulting from any breach of Buyer’s representations, warranties, or covenants under this Agreement. For the avoidance of doubt, the divestiture of the Paragon Assets as described in Section 7 shall not give rise to any indemnification obligation of Seller.

10.   CHANGE OF CONTROL

The Parties acknowledge that the acquisition of the Target Shares, including the 300,000 shares of Series A Preferred Stock, may result in a change of control of the Company. Such transaction shall be disclosed by the Company in a Current Report on Form 8-K or equivalent OTC Markets disclosure filed upon consummation of the Closing, in accordance with applicable reporting requirements, together with any information statement required under Rule 14f-1 in connection with any change in the majority of the board of directors.

11.   GOVERNING LAW AND JURISDICTION

This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without regard to its conflicts of law principles, with exclusive jurisdiction and venue in the state courts located in Denton County, Texas, consistent with the governing law and forum provisions of the Escrow Agreement. Notwithstanding the foregoing, all matters concerning the internal corporate affairs of the Company, including the authorization, issuance, and transfer of the Target Shares, shall be governed by the laws of the State of Nevada as applicable to the Company as a Nevada corporation.

12. ENTIRE AGREEMENT

This Agreement, together with the Escrow Agreement and the related transaction documents (including the Paragon Assignment), constitutes the entire agreement among the Parties regarding the subject matter herein and supersedes all prior agreements and understandings, written or oral.

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13. COUNTERPARTS AND ELECTRONIC SIGNATURES

This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Execution and delivery via DocuSign or other secure electronic means shall be valid and legally binding upon the Parties.

SELLER:

/s/ Alexander M. Woods-Leo

Alexander M. Woods-Leo

Date: July 17, 2026

BUYER:

/s/ Stephen Ken Adair

Stephen Ken Adair

Individually or on behalf of hit designated acquisition entity

Date: July 17, 2026

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